Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 33-16749, 33-33564, 33-44702, 33-51754, 33-53349, 33-53351, 33-53355, 333-18997, 333-19001, 333-41935, 333-63315, 333-74973, 333-74977, 333-75607, 333-75679, 333-83299, 333-83305, 333-96035, 333-34022, 333-43836, and 333-73150) of our report dated June 12, 2003, except for the second and fourth paragraphs of Note 17 and Note 18, as to which the date is June 18, 2003, with respect to the consolidated financial statements and schedule of Oracle Corporation included in the Annual Report on Form 10-K for the year ended May 31, 2003.

/s/    ERNST & YOUNG LLP

Walnut Creek, California

June 20, 2003